Exhibit 10.75
FIRST AMENDMENT TO THE
MPLX LP 2018 INCENTIVE COMPENSATION PLAN

WHEREAS, MPLX GP LLC, a Delaware limited liability company (the “Company”), sponsors and maintains the MPLX LP 2018 Incentive Compensation Plan, as originally effective March 15, 2018 (the “Plan”);

WHEREAS, pursuant to paragraph 7 of the Plan, the Company’s Board of Directors (the “Board”) has the authority to amend the Plan, provided that no amendment of the Plan shall adversely affect any right of any Participant with respect to any award previously granted without such Participant’s consent; and

WHEREAS, by action taken on October 30, 2019 (the “Approval”), the Board, acting through a duly authorized committee of the Board, approved and authorized the amendment of certain awards made under the Plan in 2019 to certain officers of MPLX LP (the “Partnership”) and its affiliate Marathon Petroleum Corporation, such that, for the purpose of retention and stability of the officers, each such officer will vest in his or her awards if the officer remains employed with the Company or an affiliate through December 31, 2020, and will likewise vest in his or her awards if the officer’s employment is involuntarily terminated prior to that date (the “Approved Modification”);

WHEREAS, pursuant to the Approval, the Committee delegated to any officer of the Company the authority to act for and on behalf of the Company and its Board of Directors to do and perform all such acts and things and to enter into, amend, execute and deliver all agreements, guarantees, documents, instruments and certificates that, in the judgement of the officer taking such action, are necessary or appropriate to effectuate and carry out the purpose and intent of the Approved Modification; and

WHEREAS, the undersigned officer of the Company has determined it to be necessary and appropriate to amend the Plan to accommodate certain aspects of the Approved Modification, and that such amendment is not a material amendment to the Plan requiring the approval of the Company’s shareholders.

ACCORDINGLY, effective as of October 30, 2019, the fifth sentence of paragraph 6(f) of the Plan is amended to read as follows:

“Any Award which vests based on performance criteria shall have a minimum performance period of one year from the grant date, provided that the Committee (or its delegate) may provide for earlier vesting following a Change in Control or other specified events involving the Company, or upon a termination of employment by reason of Death, Disability or Retirement, provided, that notwithstanding the limitation in the preceding clause of this sentence, the Board (or its delegate) or the Committee (or its delegate) may provide for earlier vesting for purposes of a retention and stability incentive extended to certain Employees as may from time to time be deemed necessary in the Board’s or the Committee’s discretion.”

IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be adopted and executed by its duly authorized officer effective as of October 30, 2019.

MPLX GP LLC

By:	/s/ Fiona C. Laird

Printed Name:	Fiona C. Laird

Title	Chief Human Resources Officer

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